Exhibit 99.1

Rory McIlroy to Make Strategic Investment in Puttery with Drive Shack Inc.

Professional golfer Rory McIlroy and partners will own at least 10% of all venues under development today, as well as optional investment in future venues, via Symphony Ventures.

DALLAS, July 12, 2021 -- Drive Shack Inc. (the “Company”) (NYSE: DS), a leading owner and operator of golf-related leisure and entertainment businesses, announced today it has signed a definitive agreement with global golf superstar Rory McIlroy and his team. Their investment partnership, Symphony Ventures, will make a strategic investment in Puttery, Drive Shack Inc.’s newest competitive socializing and entertainment golf experience.

“Puttery is an immersive, unique and one-of-a-kind entertainment golf experience – it is an exciting and logical partnership for me and my investment group,” McIlroy said. “I have been collaborating with the Drive Shack team for more than two years on Puttery and have remained engaged throughout its entire evolution. I look forward to the opening of our first Puttery venues this summer in both Dallas and Charlotte and am committed to investing in the growth and development of future Puttery venues, contributing to their success in the coming years.”

Symphony Ventures has committed an investment of at least $10 million over Puttery’s three-year development schedule, in exchange for 10% ownership in the equity of each Puttery venue that is planned to open through 2023 at a price equal to 10% of the total cost to build each venue. Investments will begin with the first Puttery location near Dallas (The Colony, Texas), and continue consecutively on a venue-by-venue basis until the commitment is satisfied. Thereafter, Symphony Ventures will have the right, but not the obligation, to invest on the same terms through all Puttery venues that open by the end of 2023.

“Everyone knows Rory is a highly respected, world-renowned golfer. His deep knowledge and perspective of the game will be instrumental for many years to come as we further expand our Puttery brand,” said Drive Shack Inc. Chairman Wes Edens.

Drive Shack Inc. plans to open or nearly complete a total of seven new Puttery venues by the end of 2021, with four of the locations previously announced in Dallas; Charlotte, N.C.; Washington, D.C.; and Miami.

“Rory and his team have been incredible partners throughout our entire Puttery evolution,” said Drive Shack Inc. President and Chief Executive Officer Hana Khouri. “Their involvement and viewpoints have helped shape this innovative concept from the start. We look forward to building a long-standing relationship with Rory and his team, bringing our Puttery vision to life in the coming weeks.”

A pro-rata cash distribution of venue net cash flows equal to the ownership percentage will be made to the investment group on a quarterly basis. In lieu of a cash distribution, the investment group may elect to deposit cash returns into a capital account designated to fund investments in future venues through 2023. Beginning in 2024, the investment group may elect for all or a portion of the venue LLC interests to be converted into common equity of the Company. Please see the Company’s Form 8-K filed today for the full terms of the definitive agreement.

The foregoing description of the investment transactions is qualified in its entirety by the description included on the Form 8-K filed by Drive Shack Inc. concurrently with this press release.

About Rory McIlroy
Rory McIlroy is a professional golfer from Northern Ireland. A member of the European and PGA Tour, Rory has won 28 tournaments worldwide, including four major championships and two FedEx Cups. So far, he has spent 106 weeks as number one in the Official World Golf Ranking. Rory has partnerships with NBC, Nike, Omega, Optum and TaylorMade. In addition, Rory is the lead partner of Symphony Ventures, which has an investment portfolio of technology companies across health, wellness, and golf.

About Drive Shack Inc.
Drive Shack Inc. is a leading owner and operator of golf-related leisure and entertainment businesses focused on bringing people together through competitive socializing. Today, our portfolio consists of American Golf, Drive Shack and Puttery.

About Puttery
Puttery is a modern spin on putting, re-defining the game with unique twists at every hole. Bold and full of possibilities, guests can enjoy a high-energy atmosphere, combining competitive socializing and innovative auto-scoring technology within an immersive experience as they move from one course to the next. With plentiful curated culinary offerings and inventive craft cocktails, all centered around a lively bar area with great music, guests can nosh the night away before, during and after their tee time. The first two venues will open in Dallas and Charlotte, N.C., with additional locations coming to Washington, D.C., and Miami later this year. To learn more or plan your visit, please visit puttery.com.

Cautionary Statement Regarding Forward-Looking Statements: Certain statements regarding Drive Shack Inc. (together with its subsidiaries, “Drive Shack”, “we” or “us”) in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of forward-looking words such as “outlook”, “believes”, “expects”, “by”, “approaches”, “nearly”, “potential”, “continues”, “may”, “will”, “should”, “could”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates”, “target”, “goal”, “projects”, “contemplates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release, including statements regarding the expected development schedule and timing of specific milestones for Puttery venues, are based upon our limited historical performance and on our current plans, estimates and expectations in light of information (including industry data) currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by the Company or any other person that the future plans, estimates or expectations contemplated by us will be achieved. These statements are subject to a number of factors that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. We can give no assurance that its expectations regarding any forward-looking statements will be attained. Accordingly, you should not place undue reliance on any forward-looking statements made in this release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Investor Relations and Media:
Kelley Buchhorn
Head of Investor Relations
Drive Shack Inc.
646-585-5591
ir@driveshack.com
pr@driveshack.com

Rory McIlroy Public Relations:
Aileen Gaskin
The Communications Clinic, Head of PR
+353 8777 24717
aileen@communicationsclinic.ie